Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of The Simply Good Foods Company and the related Proxy Statement/Prospectus of Conyers Park Acquisition Corp., of our report dated March 31, 2017, relating to the balance sheet of Conyers Park Acquisition Corp. as of December 31, 2016, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 20, 2016 (inception) to December 31, 2016, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey
April 10, 2017